Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on April 4, 2024

Registration Statement No. 333-275606-01

*PRICING DETAILS* $1.523+Bn GM Financial Consumer Automobile Receivables Trust (GMCAR) 2024-2

Joint Leads: BNP Paribas (struc), CIBC, Lloyds, Societe Generale, Wells Fargo

Co Managers: Goldman Sachs, Great Pacific, MUFG, Scotia

--ANTICIPATED CAPITAL STRUCTURE--

CLS	SIZE ($mm)*	WAL	S/M	P.WIN	E. FINAL	L. FINAL	BENCH	SPREAD	YLD (%)	CPN (%)	$PX
==============================================================================================================

A-1	292.800	0.24	A-1+/P-1	01-06	10/24	04/25	I-CRV	+13	5.494%	5.494%	100.00000

A-2-A	287.670	1.04	AAA/Aaa	06-20	12/25	03/27	I-CRV	+39	5.396%	5.33%	99.99339

A-2-B	260.000	1.04	AAA/Aaa	06-20	12/25	03/27	SOFR30A	+39			100.00000

A-3	547.670	2.46	AAA/Aaa	20-42	10/27	03/29	I-CRV	+57	5.163%	5.10%	99.98065

A-4	87.240	3.59	AAA/Aaa	42-43	11/27	09/29	I-CRV	+65	5.097%	5.04%	99.98766

B	25.070	3.60	AA/Aa2	43-43	11/27	10/29	I-CRV	+90	5.346%	5.28%	99.97552

C	23.500	3.60	A/A2	43-43	11/27	12/29	I-CRV	+105	5.496%	5.43%	99.98635
==============================================================================================================

-- Transaction Details --

* Size : $1,523,950,000 Offered

* Ticker : GMCAR 2024-2

* Expected Ratings : S&P/Moody’s

* Format : SEC Registered

* Pricing Speed : 1.3% ABS to 10% Call

* Min. Denoms : $1k x $1k

* Expected Pxg : PRICED

* Settlement Date : 04/10/24

* First Pay : 05/16/24

* ERISA : Yes

* Bill & Deliver : BNP Paribas

-- Available Materials --

* Preliminary Prospectus (attached)

* Ratings FWP (attached)

* Intex CDI (attached)

* Intexnet : Dealname: bpgmcar2402_mkt_upsize ; Password: XY6A

* Deal Roadshow : https://dealroadshow.com ; Entry Code (Case Sensitive) GMCAR20242

--GMCAR 2024-2 CUSIPs / ISINs--

Class A-1 : 379931 AA6 / US379931AA67

Class A-2-A: 379931 AB4 / US379931AB41

Class A-2-B: 379931 AC2 / US379931AC24

Class A-3 : 379931 AD0 / US379931AD07

Class A-4 : 379931 AE8 / US379931AE89

Class B : 379931 AF5 / US379931AF54

Class C : 379931 AG3 / US379931AG38

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